EXHIBIT 99.1

Genevant Sciences and Arbutus Biopharma Initiate International Patent Infringement Enforcement Actions Against Moderna

BASEL, Switzerland and VANCOUVER, British Columbia and WARMINSTER, Pa., March 03, 2025 (GLOBE NEWSWIRE) -- Genevant Sciences, a leading nucleic acid delivery company with world-class platforms and a robust lipid nanoparticle (LNP) patent portfolio (a subsidiary of Roivant Sciences, Ltd. (Nasdaq: ROIV)), and Arbutus Biopharma Corporation (Nasdaq: ABUS), a clinical-stage biopharmaceutical company focused on infectious disease, today filed five international lawsuits seeking to enforce patents protecting their innovative LNP technology against Moderna, Inc. and certain affiliates. Together, the enforcement actions target alleged infringing activities in 30 countries.

Genevant and Arbutus are seeking monetary relief and injunctions against Spikevax® and, where applicable, additional Moderna products that Moderna has represented use the same LNP technology, including mRESVIA®. Where permitted to do so at this stage, Genevant and Arbutus submitted evidence from testing of commercial Moderna product samples sourced from the U.S. and Europe indicating that the samples contain LNPs falling under the protective scope of the claims of their lipid composition patents.

The cases are:

  Canada: Federal Court of Canada File No. T-704-25, seeking a permanent injunction and damages or, if Genevant so elects, an accounting of Moderna’s profits, attributable to infringement of Canadian Patent No. 2,721,333.
  Japan: Tokyo District Court Case No. 2025 (Wa) 70079, seeking a permanent injunction and reasonable royalty for infringement of Japanese Patent No. 5,475,753.
  Switzerland: filing a case seeking a permanent injunction and monetary relief, which upon later choice of Genevant and Arbutus can include surrender of profits, damages or a reasonable royalty, for infringement of EP 2 279 254.
  Unified Patent Court (UPC): Case 10280/2025, seeking permanent and provisional injunctions, as well as monetary damages, which can include recovery of Moderna’s unfair profits, from infringement of EP 2 279 254.
  UPC: Case 10284/2025, seeking permanent and provisional injunctions, as well as monetary damages, which can include recovery of Moderna’s unfair profits, from infringement of EP 4 241 767.

The UPC actions together seek relief for: Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Monaco, the Netherlands, Norway, Poland, Portugal, Romania, Slovenia, Spain, Sweden, Switzerland/Liechtenstein, and Turkey.

Today’s actions expand on Arbutus and Genevant’s ongoing enforcement proceeding in the U.S. District Court for the District of Delaware, seeking fair compensation for Moderna’s alleged infringement of six U.S. patents in the manufacture and sale of Spikevax®. A jury trial is currently scheduled for September 2025.

It is well established in the scientific literature that the most significant technological hurdle to developing and deploying medicines using mRNA is engineering a safe and effective way to deliver the mRNA to human cells. Scientists at Arbutus and Genevant have spent years developing and refining LNP delivery technology, which has been licensed for various applications to many different third parties, including Moderna. Arbutus and Genevant’s LNP technology relies on microscopic particles built from four carefully selected types of fat-like molecules to shelter and protect mRNA molecules and to enable them to travel through the human body to a target cell and through the target cell’s membrane before releasing the mRNA. Without this crucial delivery technology, mRNA would quickly degrade in the body and be ineffective.

About Genevant Sciences

Genevant Sciences is a leading nucleic acid delivery company with world-class platforms, a robust lipid nanoparticle (LNP) patent portfolio, and decades of experience and expertise in nucleic acid drug delivery and development. Genevant’s scientists have pioneered LNP delivery of nucleic acids for over 20 years, and Genevant’s LNP platform, which has been studied across more than a dozen discrete product candidates and is the delivery technology behind the first and only approved systemic RNA-LNP product (patisiran), enables a wide array of RNA-based applications, including vaccines, therapeutic protein production, and gene editing. For more information, please visit www.genevant.com.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The company is currently developing imdusiran (AB-729) for the treatment of chronic hepatitis B (cHBV). Through its ownership stake in and license agreement with Genevant, Arbutus is also focused on maximizing opportunity for its in-house developed Lipid Nanoparticle (LNP) delivery technology. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include, but are not limited to, statements about: Arbutus’ plans with respect to the ongoing patent litigation matters.

Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com